Exhibit 10.7
4707 Executive Drive
San Diego, CA 92121
February 25, 2021

Scott Seese
Managing Director, Chief Information Officer
LPL Financial LLC
1055 LPL Way
Fort Mill, SC 29715

    Re: Leave of absence

Dear Scott,

Your colleagues at LPL Financial LLC (“LPL,” “we” or the “Company”) extend their thoughts as you care for your family member during this difficult time. As discussed, this letter memorializes the agreements that LPL and you have reached regarding your request to take an extended leave of absence:
•The Company will grant you leave for up to 36 weeks, for a period beginning the week of February 15, 2021 and ending on October 22, 2021.
•You will be entitled to 12 weeks of leave under the federal Family and Medical Leave Act (“FMLA”), subject to completion of the required documentation. If you choose to return to work at the conclusion of FMLA leave, LPL will return you to your current position at your 2021 annual base salary and target incentive compensation. The Company will prorate any bonus or equity awards for 2021 (which would be granted in 2022) for your partial service.
•The Company’s leave administrator will assist you with the required documentation and provide you with information regarding your rights under the FMLA. Assuming your FMLA leave begins tomorrow, we anticipate your entitlement would end the week of May 10, 2021.
•LPL will maintain your weekly salary through May 8, 2021. The balance of your leave will be unpaid.
•Your health benefits will remain in effect throughout the entirety of your leave.
•While you are on leave, the unvested equity awards that you hold as of the date hereof will continue to vest in the normal course, including the upcoming vesting of equity awards in February 2021.
•Beginning in May 2021, the Company and you will discuss on a recurring basis (and at least monthly) your return to work at the conclusion of your leave, including your thinking and the Company’s business needs.
•Following the date that your FMLA leave is completed and in the event that you do not return to your position because the Company has determined that your position is no longer available, the Company will accelerate the vesting of certain of your equity awards as follows:
84276-9

Mr. Scott Seese

•the unvested portion of any outstanding stock options held by you as of the date hereof will vest on your separation date as to that portion of the award that otherwise would have vested during the period ending on February 28, 2022 as a result of the passage of time;
•the unvested portion of any restricted stock units held by you as of February 24, 2021 will vest on your separation date as to that portion of the award that otherwise would have vested during the period ending on February 28, 2022 as a result of the passage of time; and
•the performance stock units granted to you on February 25, 2019 will not terminate and will instead remain outstanding and eligible to become earned and vested in accordance with the terms of the agreement evidencing the award; provided, however, that the number of shares that become earned and vested, if any, attributable to the portion of the performance period beginning on January 1, 2021 and ending on December 31, 2021 will be capped at 100% of the target award for such portion of the performance period.
If your leave extends to six months, your unvested restricted stock units will be forfeited in accordance with their terms. In that event, the Company will grant substitute equity awards of equivalent value.
•Your rights to receive benefits under the Company’s Executive Severance Plan (the “ESP”) will be suspended effective as of the date your FMLA leave is competed. Accordingly, you will not be eligible for benefits under the ESP in the event that you do not return to your position for any reason on or after the date your FMLA leave concludes, including a determination by the Company that your position is no longer available.
•In the event that you return to your position on or before October 22, 2021, the Company will reinstate your 2021 annual base salary and target incentive compensation, as well as your eligibility for benefits under the ESP. The Company will prorate any bonus or equity awards for 2021 (which would be granted in 2022) for your partial service.
Please confirm your agreement with the foregoing by signing and dating a copy of this letter and returning it to the Company.

Very truly yours,

LPL Financial LLC

By: ___________________________
Name:      Sallie Larsen
Title:     Chief Human Capital Officer

ACKNOWLEDGED AND AGREED:

___________________________
Scott Seese
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